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                                                                   Exhibit 24.2



                        CONSENT OF INDEPENDENT AUDITORS
                         TO INCORPORATION BY REFERENCE



The Board of Directors
GAINSCO, INC.:


We consent to incorporation by reference in the registration statements (No. 33-48634 and No. 33-37070) on Form S-8 of GAINSCO, INC. of our reports dated February 19, 1999, relating to the consolidated balance sheets of GAINSCO, INC. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which reports appear in the December 31, 1998 annual report on Form 10-K of GAINSCO, INC.



                                                                       KPMG LLP



Dallas, Texas
March 30, 1999